Exhibit 23.1


INDEPENDENT AUDITOR'S CONSENT



To the Board of Directors
Cable & Co. Worldwide, Inc.



We hereby consent to incorporation by reference in the Registration Statement on Form S-3 of our report dated Febrauary 17, 1997, except for the fourth paragraph of Note 5, as to which the date is March 18, 1997, on the consolidated balance sheet of Cable & Co, Worldwide, Inc. and Subsidiary as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period then ended, which report appears in the December 31, 1996 annual report on Form 10-KSB of Cable & Co. Worldwide, Inc.




/s/ Goldstein Gloub Kessler & Company, P.C.
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GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York
August 7, 1997